Exhibit (j)





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2008, relating to the financial statements and financial highlights which appear in the September 30, 2008 Annual Report to Shareholders of GAMCO Westwood Equity Fund, GAMCO Westwood Balanced Fund, GAMCO Westwood Intermediate Bond Fund, GAMCO Westwood SmallCap Equity Fund, GAMCO Westwood Income Fund, and GAMCO Westwood Mighty MitesSM Fund (constituting GAMCO Westwood Funds, hereafter referred to as the "Funds") which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
New York, New York
January 21, 2009